EXHIBIT 99.1

AutoZone Announces Senior Vice President Promotion

MEMPHIS, Tenn., Oct. 09, 2019 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced that Preston Frazer, currently Divisional Vice President of Stores and Store Operations Support, Customer Satisfaction has been promoted to the position of Senior Vice President, Store Operations, Customer Satisfaction.

In his new role, Preston will be responsible for AutoZone’s U.S. store operations. Preston will report to Tom Newbern, Executive Vice President, Store Operations, Commercial, ALLDATA & Loss Prevention, Customer Satisfaction.

“I am proud to announce Preston’s promotion to senior vice president,” said Bill Rhodes, Chairman, President and Chief Executive Officer. “Preston has proven to be an effective and strategic leader within AutoZone in his more than 13 years of service to the Company. His skills, expertise and strong business acumen have supported the solid execution of our operational strategies. Working with our talented team of Divisional Vice Presidents of Stores, I’m confident that Preston will continue to play a key role in the ongoing success of our Company.”

About AutoZone:

As of August 31, 2019, AutoZone sells auto and light truck parts, chemicals and accessories through 5,772 stores in 50 states in the U.S., the District of Columbia, Puerto Rico and Saint Thomas, 604 stores in Mexico and 35 stores in Brazil for a total count of 6,411.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com